News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS AND DECLARES DIVIDEND.

New Brunswick, New Jersey, July 26, 2022 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three and nine months ended June 30, 2022.

The Company reported a 27% increase in its net income for the three months ended June 30, 2022, to $2,117,000 compared with net income of $1,668,000 for the three months ended June 30, 2021. Net income for the nine months ended June 30, 2022 was $5,489,000 compared with net income of $4,510,000 for the nine months ended June 30, 2021.

Basic and diluted earnings per share were $0.31 for the three months ended June 30, 2022 compared to $0.24 for the three months ended June 30, 2021. Basic and diluted earnings per share were $0.81 for the nine months ended June 30, 2022 compared to $0.64 for the nine months ended June 30, 2021.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.03 per share, which will be paid on August 18, 2022 to stockholders of record as of August 4, 2022.

“We are pleased to report another strong quarter,” stated John Fitzgerald, President and Chief Executive Officer of Magyar Bancorp. “Our net interest margin increased 18 basis points during the quarter on a year over year basis as a result of prudent management of our balance sheet. In addition, our return on average assets has grown to 1.06% for the quarter ending June 30, 2022, a direct reflection of the sustained earnings growth the Bank has produced during the fiscal year. As we head into the final quarter of our fiscal year, we expect the positive earnings momentum to continue.”

Results of Operations for the Three Months Ended June 30, 2022

Net income increased $449,000, or 26.9%, to $2.1 million during the three month period ended June 30, 2022 compared with the three month period ended June 30, 2021, due to higher net interest and dividend income as well as lower non-interest expenses, partially offset by lower non-interest income.

The Company’s net interest and dividend income increased $506,000, or 7.8%, to $7.0 million for the quarter ended June 30, 2022 from $6.5 million for the quarter ended June 30, 2021. The increase was attributable to a $28.4 million increase in average net interest-earning assets as well as an 18 basis point increase in the Company’s net interest margin to 3.72% for the three months ended June 30, 2022 compared to 3.54% for the three months ended June 30, 2021.

Interest and dividend income increased $378,000, or 5.3%, to $7.5 million for the three months ended June 30, 2022 from $7.1 million for the three months ended June 30, 2021. The increase was attributable to higher average balances of interest-earning assets, which increased $18.4 million, as well as a 10 basis point increase in the yield on interest-earning assets. Higher market interest rates resulted in higher yields on both interest-earning deposits and investment securities. While the average balances of loans receivable were relatively flat between periods, the yield on loans receivable increased by eight basis points to 4.57% for the three months ended June 30, 2022 from 4.49% for the three months ended June 30, 2021. The higher loan yield for the current period resulted from the reinvestment of repaid Paycheck Protection Program (“PPP”) loans (earning 1.0%) into higher-yielding commercial real estate loans as well as the receipt of $211,000 in interest income recorded with the payoff of a non-performing loan.

Interest expense decreased $128,000, or 20.0%, to $512,000 for the three months ended June 30, 2022 compared with the three months ended June 30, 2021. The cost of interest-bearing liabilities decreased 10 basis points to 0.42% for the three months ended June 30, 2022 compared with 0.52% for the three months ended June 30, 2021 resulting from lower interest-bearing liability costs between periods. In addition, the average balance of noninterest-bearing liabilities increased $10.1 million, or 4.9%, to $214.1 million.

The Company’s provision for loan losses was $205,000 for the three months ended June 30, 2022 compared to $246,000 for the three months ended June 30, 2021. The decreased provisions for loan losses resulted from lower specific reserves for non-performing loans, partially offset by higher balances of (non-PPP) loans receivable outstanding between periods. There were no charge-offs or recoveries during the three months ended June 30, 2022 and 2021.

Non-interest income decreased $45,000, or 6.2%, to $676,000 during the three months ended June 30, 2022 compared to $721,000 for the three months ended June 30, 2021. The Company recorded lower gains from the sales of SBA loans, which were $134,000 for the three months ended June 30, 2022 compared with $380,000 for the three months ended June 30, 2021. Partially offsetting the decline were higher interest rate swap fees, which increased $76,000, higher service charges, which increased $55,000, and a $67,000 gain recorded on the sale of an OREO property.

Non-interest expenses decreased $157,000, or 3.4%, to $4.4 million during the three months ended June 30, 2022 from $4.6 million during the three months ended June 30, 2021. The decrease was primarily attributable to professional fees, which decreased $181,000, or 47.8%, due to lower legal and consulting fees related to the collection and foreclosure of non-performing loans. Loan servicing expenses and FDIC deposit insurance premiums decreased $94,000 and $59,000, respectively, from lower levels of non-performing loans and the Company’s higher capital levels. Partially offsetting these decreases were higher compensation and marketing and business development expenses. Compensation and benefit expense increased $80,000, or 3.1%, due to annual merit increases, fewer open positions within the Bank, and expenses for the employee stock ownership plan resulting from the Company’s stock offering in July 2021. Marketing and business development expenses increased $77,000, or 116.7%, as the Bank is celebrating its 100 year anniversary with increased events and advertising, while business development opportunities increased as the COVID pandemic restrictions were lifted.

The Company recorded tax expense of $886,000 on pre-tax income of $3.0 million for the three months ended June 30, 2022, compared to $676,000 on pre-tax income of $2.3 million for the three months ended June 30, 2021. The Company’s effective tax rate for the three months ended June 30, 2022 was 29.5% compared with 28.8% for the three months ended June 30, 2021.

Results of Operations for the Nine Months Ended June 30, 2022

Net income increased $979,000, or 21.7%, to $5.5 million during the nine month period ended June 30, 2022 compared with the nine-month period ended June 30, 2021, due to higher net interest and dividend income, lower provisions for loan losses and lower non-interest expenses, partially offset by lower non-interest income.

The Company’s net interest and dividend income increased $898,000, or 4.8%, to $19.8 million for the nine months ended June 30, 2022 from $18.9 million for the nine months ended June 30, 2021. The increase was attributable to a $50.2 million increase in average net interest-earning assets as well as a two basis point increase in the Company’s net interest margin to 3.54% for the nine months ended June 30, 2022 compared to 3.52% for the nine months ended June 30, 2021.

Interest and dividend income increased $167,000, or 0.8%, to $21.4 million for the nine months ended June 30, 2022 from $21.2 million for the nine months ended June 30, 2021. The increase was attributable to higher average balances of interest-earning assets, which increased $29.0 million, partially offset by a 12 basis point decrease in the yield on interest-earning assets to 3.83% for the nine months ended June 30, 2022. Higher average balances of investment securities and higher yields on interest-earning deposits contributed to the increase in interest in dividend income between periods. Meanwhile, a $15.9 million decrease in the average balances of loans receivable was partially offset by a seven basis point increase in the yield on loans receivable to 4.57% for the nine months ended June 30, 2022 from 4.50% for the nine months ended June 30, 2021. The higher loan yield for the current period resulted from the reinvestment of repaid Paycheck Protection Program (“PPP”) loans (earning 1.0%) into higher-yielding commercial real estate loans as well as $356,000 in interest income received in connection with non-performing loans.

Interest expense decreased $731,000, or 31.2%, to $1.6 million for the nine months ended June 30, 2022 compared with the nine months ended June 30, 2021. The cost of interest-bearing liabilities decreased 18 basis points to 0.44% for the nine months ended June 30, 2022 compared with 0.62% for the nine months ended June 30, 2021 resulting from lower interest-bearing liability costs between periods. In addition, the average balance of noninterest-bearing liabilities increased $17.6 million, or 9.4%, to $203.5 million.

The Company’s provision for loan losses was $376,000 for the nine months ended June 30, 2022 compared to $1.4 million for the nine months ended June 30, 2021. The lower provisions for loan losses resulted from lower adjustments to the Company’s historical loan losses related to the COVID-19 pandemic’s anticipated impact on the Company’s consumer and business loan portfolios. In addition, the Company recorded $54,000 in net recoveries during the nine months ended June 30, 2022 compared with $47,000 in net recoveries during the nine months ended June 30, 2021.

Non-interest income decreased $986,000, or 34.2%, to $1.9 million during the nine months ended June 30, 2022 compared to $2.9 million for the nine months ended June 30, 2021. Fees for other customer services were $0 for the nine months ended June 30, 2022 compared with $777,000 for the nine months ended June 30, 2021. The fees during the 2021 fiscal period were earned from the Small Business Relief Grant program offered in response to the COVID pandemic for which the Company received a fee of 3.0% of the grants it assisted with processing. In addition, interest rate swap fees and gains on the sales of assets decreased $132,000 and $129,000, respectively. Lower swap fees were the result of significantly higher market interest rates while the lower gains resulted from lower SBA loan sale gains, which declined by $196,000, partially offset by higher OREO gains totaling $67,000.

Non-interest expenses decreased $442,000, or 3.2%, to $13.6 million during the nine months ended June 30, 2022 from $14.0 million during the nine months ended June 30, 2021. The decrease was primarily attributable to professional fees, which decreased $526,000, or 38.1%, due to lower legal and consulting fees related to the collection and foreclosure of non-performing loans. Loan servicing expenses and FDIC deposit insurance premiums decreased $208,000 and $209,000, respectively, from lower levels of non-performing loans and the Company’s higher capital levels. Partially offsetting these decreases were higher compensation and marketing and business development expenses. Compensation and benefit expense increased $305,000, or 3.9%, due to annual merit increases, fewer open positions within the Bank, and expenses for the employee stock ownership plan resulting from the Company’s stock offering in July 2021. Marketing and business development expenses increased $182,000, or 106.4%, as the Bank is celebrating its 100 year anniversary with increased events and advertising, while business development opportunities increased as the COVID pandemic restrictions were lifted.

The Company recorded tax expense of $2.2 million on pre-tax income of $7.7 million for the nine months ended June 30, 2022, compared to $1.9 million on pre-tax income of $6.4 million for the nine months ended June 30, 2021. The Company’s effective tax rate for the nine months ended June 30, 2022 was 29.1% compared with 29.6% for the nine months ended June 30, 2021.

Balance Sheet Comparison

Total assets increased $16.7 million, or 2.2%, to $790.7 million at June 30, 2022 compared to $774.0 million at September 30, 2021. The increase was attributable to higher balances of loans receivable, net of allowance for loan losses, and investment securities, partially offset by lower balances of interest-earning deposits with banks.

Cash and interest-earning deposits with banks decreased $48.9 million, or 65.0% to $26.3 million at June 30, 2022 from $75.2 million at September 30, 2021. Interest bearing deposits with banks were used to fund loan originations and investment security purchases during the nine months ended June 30, 2022.

At June 30, 2022, investment securities totaled $101.3 million, reflecting an increase of $30.7 million, or 43.5%, from September 30, 2021. The Company purchased nine mortgage-backed securities totaling $20.7 million, seven callable U.S. government-sponsored enterprise bonds totaling $12.3 million, three municipal bonds totaling $1.5 million, and one corporate note totaling $5.0 million during the nine months ended June 30, 2022. Repayments of mortgage-backed securities and bond calls totaled $7.4 million. There were no sales of investment securities during the period.

Investment securities at June 30, 2022 consisted of $64.7 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $24.8 million in U.S. government-sponsored enterprise debt securities, $8.0 million in corporate notes, $3.5 million in municipal bonds and $229,000 in “private-label” mortgage-backed securities. Available-for-sale investment securities had a cost of $11.5 million and a market value of $10.1 million reflecting an unrealized loss of $1.5 million at June 30, 2022. The unrealized loss on securities available-for-sale reflects higher market interest rates, which adversely affects the market price of the securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the nine months ended June 30, 2022.

Total loans receivable increased $31.2 million, or 5.2%, during the nine months ended June 30, 2022 to $625.8 million at June 30, 2022 and were comprised of $335.4 million (53.6%) in commercial real estate loans, $208.0 million (33.2%) in one- to four- family residential mortgage loans, $40.6 million (6.5%) in commercial business loans, $23.1 million (3.7%) in construction loans, $15.6 million (2.5%) in home equity lines of credit, and $3.1 million (0.5%) in other loans. Included with the commercial business loans were $370,000 in PPP loans. The increase in total loans receivable during the nine months ended June 30, 2022 occurred in commercial real estate loans, which increased $54.5 million, or 19.4%, in one- to four- family residential mortgage loans, which increased $5.0 million, or 2.5%, and in construction loans, which increased $2.8 million, or 13.8%. Partially offsetting these increases were decreases in commercial business loans, which decreased $28.1 million (PPP loans decreased $24.8 million), home equity lines of credit, which decreased $2.4 million, construction loans, which decreased $3.6 million, and other loans, which decreased $653,000.

Total non-performing loans decreased $3.6 million, or 43.9%, to $4.6 million at June 30, 2022 from $8.2 million at September 30, 2021. The decrease was attributable to four loans totaling $1.5 million paid current by the borrowers and the full repayment of three loans totaling $2.1 million during the nine months ended June 30, 2022. The ratio of non-performing loans to total loans decreased to 0.73% at June 30, 2022 from 1.37% at September 30, 2021.

The allowance for loan losses increased $430,000 during the nine months ended June 30, 2022 to $8.5 million. The allowance for loan losses as a percentage of non-performing loans increased to 185.7% at June 30, 2022 from 99.0% at September 30, 2021. Our allowance for loan losses as a percentage of total loans was 1.36% at June 30, 2022 and September 30, 2021. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible deterioration of the current economic environment.

OREO decreased $355,000, or 55.8%, to $281,000 during the nine months ended June 30, 2022. The Company sold one property totaling $368,000 for a $67,000 gain. The remaining OREO property was under contract of sale at June 30, 2022.

Total deposits increased $20.0 million, or 3.1%, to $659.8 million during the nine months ended June 30, 2022 from $639.8 million at September 30, 2021. Interest-bearing checking accounts (NOW) increased $26.9 million, or 37.7%, to $98.2 million, money market accounts, increased $18.9 million, or 10.0%, to $206.8 million and savings accounts increased $5.4 million, or 6.6%, to $87.1 million. These increases were partially offset by certificates of deposit (including individual retirement accounts), which decreased $29.0 million, or 24.8%, to $87.9 million and non-interest bearing checking accounts, which decreased $2.2 million, or 1.1%, to $179.8 million.

Borrowings decreased $8.1 million, or 34.6%, to $15.3 million at June 30, 2022 from $23.4 million at September 30, 2021. The Company repaid matured term borrowings from the Federal Home Loan Bank of New York from interest-earning deposits with banks during the nine months ended June 30, 2022.

The Company’s book value per share increased to $14.23 at June 30, 2022 from $13.76 at September 30, 2021. The increase was due to the Company’s net income during the nine months ended June 30, 2022, partially offset by dividends totaling $0.18 per share paid during the nine months ended June 30, 2022.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of non-performing loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Income Statement Data:
Interest and dividend income	$7,476	$7,098	$21,389	$21,222
Interest expense	512	640	1,609	2,340
Net interest and dividend income	6,964	6,458	19,780	18,882
Provision for loan losses	205	246	376	1,353
Net interest and dividend income after
provision for loan losses	6,759	6,212	19,404	17,529
Non-interest income	676	721	1,898	2,884
Non-interest expense	4,432	4,589	13,563	14,005
Income before income tax expense	3,003	2,344	7,739	6,408
Income tax expense	886	676	2,250	1,898
Net income	$2,117	$1,668	$5,489	$4,510

Per Share Data:
Net income per share-basic and diluted*	$0.31	$0.24	$0.81	$0.64
Book value per share, at period end	$14.23	$10.54	$14.23	$10.54

Selected Ratios (annualized):
Return on average assets	1.06%	0.86%	0.92%	0.79%
Return on average equity	8.65%	8.63%	7.17%	9.81%
Net interest margin	3.72%	3.54%	3.54%	3.52%

*	As a result of the second-step conversion, the number of shares for the three and nine months ended June 30, 2021 were adjusted to reflect the 1.2213 exchange ratio.

	June 30,	September 30,
	2022	2021
	(Dollars in Thousands)
Balance Sheet Data:
Assets	$790,652	$773,990
Total loans receivable	625,793	594,617
Allowance for loan losses	8,505	8,075
Investment securities - available for sale, at fair value	10,058	12,927
Investment securities - held to maturity, at cost	91,222	57,660
Deposits	659,821	639,814
Borrowings	15,284	23,356
Shareholders' Equity	100,980	97,641

Asset Quality Data:
Non-performing loans	$4,580	$8,160
Other real estate owned	281	636
Total non-performing assets	$4,861	$8,796
Allowance for loan losses to non-performing loans	185.70%	98.96%
Allowance for loan losses to total loans receivable	1.36%	1.36%
Non-performing loans to total loans receivable	0.73%	1.37%
Non-performing assets to total assets	0.61%	1.14%
Non-performing assets to total equity	4.81%	9.01%